Exhibit 99.01

                              FOR IMMEDIATE RELEASE

CONTACT:                                     Jeffrey Volk
                                             Stephen D. Axelrod, CFA
 .                                            Wolfe Axelrod Weinberger Assoc.
                                             (212) 370-4500; (212) 370-4505 fax
                                             e-mail: jeff@wolfeaxelrod.com

            PMCC FINANCIAL CORP. ANNOUNCES INTERIM MANAGEMENT CHANGES

ROSLYN HEIGHTS, NY, December 30, 1999 -- PMCC Financial Corp. (AMEX: PFC), a full service mortgage banking company, today announced the interim appointment of two executives, Mr. Andrew Soskin as its new interim President, Mr. Keith Haffner as its new interim Chief Executive Officer, and the appointment of Mr. Stanley Kreitman as the interim Chairman of the Board of Directors. Mr. Soskin was also appointed as a Director. Mr. Soskin has served as the Company's Executive Vice President of Operations and Sales since its inception, Mr. Haffner has served as the Company's Executive Vice President since 1996 and has been a Director of the Company since September 1999, and Mr. Kreitman has been a Director of the Company since February 1998.

Related to the appointment of these individuals, the Company announced that it is negotiating with its warehouse bank and other financing sources to meet the funding needs of the Company.

PMCC's Board of Directors has retained the services of Spectrum Financial Consultants, Inc., and its principals, Jonah L. Goldstein and Cheryl P. Carl, to maintain existing relationships with its current lenders and to continue to expand new relationships with funding sources. The Board of Directors has announced that a committee of outside directors has been formed to retain another consultant to conduct an investigation into the Company's operations.

Also, the Company announced that Ronald Friedman, its former Chairman, President and Chief Executive Officer, has taken a leave of absence from his duties. Mr. Friedman's decision will allow him to focus on resolving recent allegations against him by HUD.
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PMCC  Financial  Corp.  is  a  specialty  consumer  financial  services  company providing a wide range of residential mortgage products to all types of borrowers. Since 1996, the Company has expanded and diversified its mortgage banking activities by establishing a program to provide short-term financing for one-to-four family residential rehabilitation properties, opening a fully staffed wholesale division and expanding geographically into selected markets.

Certain statements contained herein are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. Actual results could differ materially from those based on such statements due to a variety of factors, including but not limited to, changes in the national or industry economic conditions; competitive products and pricing; changes in the market for such products or timing; and other factors generally understood to affect the real estate mortgage markets.

For more information on PMCC Financial Corp., please contact Jeffrey Volk, at 212-370-4500.